UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT

October 17, 2008

Commission file number 1-8572

TRIBUNE COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-1880355 (I.R.S. Employer Identification No.)

435 North Michigan Avenue Chicago, Illinois (Address of principal executive offices)	60611 (Zip code)

Registrant’s telephone number, including area code:  (312) 222-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.       CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On October 17, 2008, Tribune Company (“Tribune”) sent a notice to draw $250 million in principal amount under its existing $750 million senior secured revolving credit facility (the “Revolving Credit Facility”) contemplated by the Credit Agreement dated May 17, 2007, as amended on June 4, 2007, by and among Tribune, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital Corporation, as syndication agent, Citicorp North America, Inc., Bank of America, N.A. and Barclays Bank plc, as co-documentation agents, and J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners.

The Revolving Credit Facility bears interest per annum at a variable rate equal to, at Tribune’s election, the applicable base rate plus a margin of 200 basis points or LIBOR plus a margin of 300 basis points.  Borrowings under the Revolving Credit Facility are prepayable at any time prior to maturity without penalty, other than customary breakage costs for LIBOR-based loans.

Tribune is borrowing under the Revolving Credit Facility to increase its cash position to preserve its financial flexibility in light of the current uncertainty in the credit markets.

The outstanding balance of the Revolving Credit Facility subsequent to the borrowing described above is approximately $348 million, including $250 million in outstanding loans and approximately $98 million in outstanding letters of credit. The remaining undrawn committed amount of the Revolving Credit Facility after giving effect to the borrowing described above is approximately $402 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIBUNE COMPANY

Date: October 17, 2008	By:	/s/ David P. Eldersveld
Name: David P. Eldersveld
Title: Vice President/Deputy General
Counsel and Secretary